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EXHIBIT 99.1

MADISON BANCSHARES INTENDS TO DEREGISTER UNDER THE SECURITIES EXCHANGE ACT, DELIST ITS COMMON STOCK FROM NASDAQ AND COMMENCE TRADING THROUGH THE "PINK SHEETS"

BLUE BELL, PA, February 28, 2003 (Nasdaq: MADB)—Madison Bancshares Group, Ltd., (the "Company") the Pennsylvania bank holding company of Madison Bank, Blue Bell, PA ("Madison Bank"), announced that it intends to file a Form 15 with the Securities and Exchange Commission (the "Commission") to deregister its common stock, par value $1.00 per share (the "Common Stock") under the Securities Exchange Act of 1934, as amended, which will terminate the Company's obligation to file periodic and annual reports with the Commission. The Company's Board of Directors has determined that the Company would benefit from such action by eliminating significant costs, including fees and expenses relating to the preparation and filing of periodic reports with the Commission, and by permitting management to spend less time on report preparation, which will allow them to devote full attention and effort to the Company's operations. The Company intends to continue to hold annual meetings and to provide its shareholders with financial information.

In connection with deregistration, the Company will request delisting from the Nasdaq SmallCap Market, expected to be effective on or about March 7, 2003. Prior to that time, the Common Stock is expected to commence trading in the over-the-counter market, on the "Pink Sheets," under the symbol "MADB." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Ryan Beck & Co. has agreed to continue to use its best efforts to make a market in the shares of Common Stock and to assist the Company in obtaining additional market makers on the "Pink Sheets," as long as the volume of trading and certain other market making considerations justify such activity.

Madison Bank, headquartered in Blue Bell, PA, operates branch offices in the Madison Bank Building, Blue Bell, PA, Plymouth Corporate Center, Conshohocken, PA, Village of Centre Square, Blue Bell, PA, Lancaster Avenue in Strafford, PA, Century Plaza in Lansdale, PA, as well as in Horsham, PA, Langhorne, PA, Jenkintown, PA, Oaks, PA, and in the Fox Chase section of Northeast Philadelphia. For further information, please call Vito A. DeLisi, President of Madison Bancshares Group, Ltd and Madison Bank or Cheryl Hinkle, Chief Financial Officer at 215-641-1111.

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  EXHIBIT 99.1